PLAY CO. TOYS & ENTERTAINMENT CORP.
                               550 Rancheros Drive
                              San Marcos, CA 92069


                                 PROXY STATEMENT

                                       FOR

                         Annual Meeting of Stockholders
                           To Be Held on March 6, 1997



          This proxy statement and the accompanying form of proxy have been mailed on February 11, 1997 to the stockholders of record on December 27, 1996 of Play Co. Toys, a Delaware corporation (the "Corporation") in connection with the solicitation of proxies by the Board of Directors of the Corporation for use at the Annual Meeting to be held on March 6, 1997 and at any adjournment thereof.

                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

          Shares of the Corporation's common stock, par value $.01 per share (the "Common Stock") represented by an effective proxy in the accompanying form will, unless contrary instructions are specified in the proxy, be voted FOR the election of the three (3) persons nominated by the Board of Directors as Directors.

                  Any such proxy may be revoked at any time before it is voted. A stockholder may revoke this proxy by notifying the Secretary of the Corporation either in writing prior to the Annual Meeting or in person at the Annual Meeting, by submitting a proxy bearing a later date or by voting in person at the Annual Meeting. An affirmative vote of a plurality of the shares of Common Stock, present in person or represented by proxy, at the Annual Meeting and entitled to vote thereon is required to elect the Directors. A stockholder voting through a proxy who abstains with respect to the election of Directors is considered to be present and entitled to vote on the election of directors at the meeting, and is in effect a negative vote, but a stockholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on the election of Directors shall not be considered present and entitled to vote on the election of Directors. A stockholder voting through a proxy who abstains with respect to approval of any other matter to come before the meeting is considered to be present and entitled to vote on that matter and is in effect a negative vote, but a stockholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on any such matter shall not be considered present and entitled to vote thereon.

          The Corporation will bear the cost of the solicitation of proxies by the Board of Directors. The Board of Directors may use the services of its Executive Officers and certain Directors to solicit proxies from stockholders in person and by mail, telegram and telephone. Arrangements may also be made with brokers, fiduciaries, custodians, and nominees to send proxies, proxy statements and other material to the beneficial owners of the Common Stock held of record by such persons, and the Corporation may reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.

          The Corporation's annual report on Form 10-KSB for the fiscal year ended March 31, 1996, including audited financial statements, and the Corporation's quarterly report on Form 10-QSB for the nine months ended December 31, 1996, are annexed to this Proxy Statement.

        The principal executive offices of the Corporation are located at 550 Rancheros Drive, San Marcos, CA 92069 the Corporation's telephone number is
(619) 471-4505.

Independent Public Accountants

          The Board of Directors of the Corporation has selected BDO Seidman, LLP, as independent certified public accountants of the Corporation for the fiscal year ending March 31, 1996. Stockholders are not being asked to approve such selection because such approval is not required. The audit services provided by BDO Seidman, LLP consisted of examination of financial statements, services relative to filings with the Securities and Exchange Commission, and consultation in regard to various accounting matters. No representative of BDO Seidman, LLP is expected to be present at the annual meeting. Any appropriate questions to the Corporation's auditors should be made through the Corporation.

                               RECENT DEVELOPMENTS

         On January 16, 1997 Play Co. Toys & Entertainment Corp. (the "Company") announced the acquisition of substantially all of the assets of Toys
International. The acquisition in principal included the assignment to the Company of the three store leases held by Toys and all of its inventory. Toys through its three locations in fiscal 1996 generated approximately $3,700,000 in revenues with an estimated net profit of approximately $400,000. Included in the leased properties is a 5,000 square ft. facility in the South Coast Plaza Mall, one of the premiere malls in the country, in which this store generated close to $2,000,000 in revenues. Richard Brady, the Company's president stated, "The acquisition of Toys International, is a tremendous step in the right direction for the Company, in refocusing its product lines to include not only an educational and interactive format but to now also include highly profitable specialty items.

         Gayle Hoepner, the president of Toys International shall continue on as a consultant to the Company for a period of ninety days and will accompany Richard Brady to the toy fairs in Germany and New York this month, in order to facilitate a smooth transfer.


                    VOTING SECURITIES AND SECURITY OWNERSHIP
                   OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The securities entitled to vote at the meeting are the Common Stock, par value $.01 par value per share. The presence, in person or by proxy, of a majority of shares entitled to vote will constitute a quorum for the meeting. Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders. The close of business on December 27, 1996 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournment thereof. At that date, __________ shares of Common Stock were outstanding. Voting of the shares of Common Stock is on a non-cumulative basis.

         The following table sets forth information as of December 27, 1996, with respect to the beneficial ownership of shares of Common Stock by (i) each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), known by the Corporation to be the owner of more than 5% of the outstanding shares of Common Stock, (ii) each Director, and (iii) all Officers and Directors as a group. Except to the extent indicated in the footnotes to the following table, each of the individuals listed below possesses sole voting power with respect to the shares of Common Stock listed opposite his name.



Name and Address of Beneficial Owner              Amount and Nature of Beneficial Ownership         Percentage of Class (%)
Mister Jay Fashions International, Inc. (1)       6,680,000                                         ___
448 West 16th Street
New York, NY 10011

Multimedia Concepts, International, Inc.          ___                                               ___
448 West 16th
New York, NY 10011

Richard Brady                                     125,662                                           ___
c/o Play Co. Toys
550 Rancheros Drive
San Marcos, CA 92069

All Officers and Directors as                     ___                                               ___
a group (4 persons) (1)

Certain Reports

         No person who, during the fiscal year ended March 31, 1995, was a Director, Officer or beneficial owner of more than ten percent of the Common Stock (which is the only class of securities of the Corporation registered under Section 12 of the Securities Exchange Act of 1934 (the "Act") (a "Reporting Person") failed to file on a timely basis, reports required by Section 16 of the Act during the most recent fiscal year or prior years, except Angela Burnett did not file a Form 4 with respect to the receipt of stock options in June 1994. Ms. Burnett filed a Form 5 on September 28, 1995. The foregoing is based solely upon a review by the Corporation of Forms 3 and 4 during the most recent fiscal year as furnished to the Corporation under Rule 16a-3(d) under the Act, and Forms 5 and amendments thereto furnished to the Corporation with respect to its most recent fiscal year, and any representation received by the Corporation from any reporting person that no Form 5 is required, except as described herein.

          It is expected that the following will be considered at the meeting and action taken thereon.


                            I. ELECTION OF DIRECTORS

          The Board of Directors currently consists of five members elected for a term of one year and until their successors are duly elected and qualified. An affirmative vote of a plurality of the shares of Common Stock, present in person or represented by proxy at the Annual Meeting, and entitled to vote thereon is required to elect the Directors. All proxies received by the Board of Directors will be voted for the election as Directors of the nominees listed below if no direction to the contrary is given. In the event any nominee is unable to serve, the proxy solicited hereby may be voted, in the discretion of the proxies, for the election of another person in his stead. The Board of Directors knows of no reason to anticipate this will occur.

     The following table sets forth as of February , 1997 with respect to the three nominees for election as Directors of the Corporation:


                                   Position with Corporation;                   Continually
Name                               Principal Occupation and Age                 Since
Harold Rashbaum                    Chairman of the Board, 70                    1996

Ilan Arbel                         Director, 42                                 1993

Sheikhar Boodram                   Director; 34                                 1996

         All Directors hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. Officers are elected annually by, and serve at the discretion of the Board of Directors. There are no family relationships between or among any Officers or Directors of the Corporation. The Corporation granted to Hanover Sterling & Company, Ltd., the Underwriter of the Corporation's initial public offering, the right to nominate one individual for election to the Corporation's Board of Directors. Since Hanover ceased operations in February 1995, this right is no longer outstanding.

     Ilan Arbel was the Chairman of the Board of Directors of the Corporation since June 1994 and has been a Director of the Corporation since May 1993. Mr. Arbel was been the President, Chief Executive Officer and a Director of U.S. Wireless Corporation (formerly American Toys, Inc.) from inception in February 1993 to July 1996. Mr. Arbel has been President, Chief Executive Officer, a Director and an affiliate of Mister Jay Fashions International, Inc. since 1991. Since August 1995, Mr. Arbel has been a Director of Multimedia Concepts International, Inc., a public company, a designer and manufacture of clothing. In 1990, Mr. Arbel was an Officer and Director of Carlo Fashions, Inc., a company which filed a bankruptcy petition and has received a discharge in bankruptcy. From 1989 to present, Mr. Arbel has been the sole Officer and Director of TransAtlantic Commerce Corp., a company involved in investments and finance in the United States and Europe. Mr. Arbel is a graduate of the University Bar Ilan in Israel, with B.A. degrees in Economics, Business and Finance.

     Sheikhar Boodram was appointed as a Director of the Corporation on February 2, 1996. Mr. Boodram was been a Director of U.S. Wireless Corporation from May 1993 to July 1996. From September 1992 to present, Mr. Boodram has been employed as Vice-President and a Director of Mister Jay Fashions International, Inc. From October 1991 to September 1992, Mr. Boodram was employed as a designer with Mister Jay Fashions International, Inc. Mr. Boodram has been the President and Secretary of Multimedia Concepts International, Inc. since June 12, 1995. Mr. Boodram is the sole Officer and Director of American Eagle Industries Corp. and Match II, Inc. From 1979 until October 1991, Mr. Boodram was the production manager for Lady Helene Sophisticates, Ltd., a manufacturer of ladies garments which ceased operations in 1991.

     Harold Rashbaum was appointed as Chairman of the Board of Directors of the Corporation on February 2, 1996. Mr. Rashbaum was the Secretary, Treasurer and a director of Hollywood Productions, Inc. from May 1996 to January 1997, at which time he was elect as president. Mr. Rashbaum has been the secretary, chief financial officer and a director of D.L. Productions, Inc., since its inception in April 1996. From January 1991 to March 1992, he was a consultant for National Wholesale Liquidators, Inc., a retailer of household goods and housewares. From February 1996 to present, Mr. Rashbaum has been the president and a director of H.B.R. Consultant Sales Corp., of which his wife is the sole stockholder. From March 1992 to June 1995, Mr. Rashbaum was a consultant to 47th Street Photo, Inc., a retailer of electronics, which position was at the request of the bankruptcy court, during the time it was in Chapter 11. Mr. Rashbaum has the chairman of the board of Play Co. Toys & Entertainment Corp., since February 1996, which company is a wholesaler and retailer of childrens toys.

Board Meetings, Committees and Compensation

         During the fiscal year ended March 31, 1996, no meetings of the Board of Directors were held and action was taken on __________ occasion by unanimous written consent of the Board of Directors in lieu of a meeting. The Corporation does not pay its Directors for their attendance at meetings of the board of Directors.

         The Board of Directors recommends that you vote "FOR" the nominees for Director.


                   EXECUTIVE COMPENSATION AND RELATED MATTERS


Summary of Cash and Certain Other Compensation

         The following provides certain information concerning all Plan and Non-Plan (as defined in Item 402 (a)(ii) of Regulation S-B) compensation awarded to, earned by, paid by the Company during the years ended March 31, 1996, 1995 and 1994 to each of the named executive officers of the Company.

                           Summary Compensation Table

                               Annual Compensation

(a)                           (b)            (c)                 (d)                 (e)
Name and Principal                                                              Other Annual
Position                      Year           Salary($)           Bonus($)(1)         Compensation($)

Richard Brady                 1996           117,230             -              7,979(2)
Chief Executive Officer,      1995           120,000             -              7,829(2)
   President and Director     1994           114,450             -              7,229(2)
    -----------------------------

     (1) No bonuses were paid during the periods herein stated.

     (2) Includes an automobile allowance of $6,600 for 1996, 1995 and 1994, respectively, and the payment of life insurance premiums of $1,379, $1,888, and $629, for 1996, 1995 and 1994, respectively.


Employment Agreements

    In May 1993 the Company entered into three year employment agreement with Richard Brady, the Chief Executive Officer and President of the Company. The employment agreement provides for an annual salary of $120,000. In addition, the employment agreement provides for an automobile allowance and an annual bonus of 2% of the earnings of the Company before depreciation, interest and taxes ("EBDIT"), provided the Company earns a minimum EBDIT of $750,000 for the fiscal year ended March 31, 1994 and $900,000 for the fiscal year ended March 31, 1995. The Company also pays for $500,000 of life insurance for Mr. Brady. No bonuses were earned for either of the years ended March 31, 1996, 1995 or 1994.

    The Company has no plans to issue additional securities to its management, promoters or their affiliates or associates other than through the Company's stock option plan.


Employee Benefit Plan

         1994 Stock Option Plan

         During 1994, the Corporation adopted the Corporation's 1994 Stock Option Plan (the "Option Plan"). The Board believes that the Option Plan is desirable to attract and retain executives and other key employees of outstanding ability. Under the Option Plan, options to purchase an aggregate of not more than 150,000 shares of Common Stock may be granted from time to time to key employees, Officers, Directors, advisors and independent consultants to the Corporation and its subsidiaries. On June 1, 1994, an option to purchase 10,000 shares of Common Stock were granted to Angela Burnett, which option is exercisable at $2.10 per share. The option vested in full on June 1, 1995 and may be exercised to purchase all shares pursuant thereto. No other options have been granted date.

         The Board of Directors is charged with administration of the Option Plan, the Board is generally empowered to interpret the Option Plan, prescribe rules and regulations relating thereto, determine the terms of the option agreements, amend them with the consent of the optionee, determine the employees to whom options are to be granted, and determine the number of shares subject to each option and the exercise price thereof. The per share exercise price for incentive stock options ("ISOs") will not be less than 100% of the fair market value of a share of the Common Stock on the date the option is granted (110% of fair market value on the date of grant of an ISO if the optionee owns more than 10% of the Common Stock of the Corporation).

         Options will be exercisable for a term determined by the Board which will not be less than one year. Options may be exercised only while the original grantee has a relationship with the Corporation or a subsidiary of the Corporation which confers eligibility to be granted options or up to ninety (90) days after termination at the sole discretion of the Board. In the event of termination due to retirement, the Optionee, with the consent of the Board, shall have the right to exercise his option at any time during the thirty-six
(36) month period after such retirement. Options may be exercised up to thirty-six (36) months after death or total and permanent disability. In the event of certain basic changes in the Corporation, including a change in control of the Corporation (as defined in the Option Plan) in the discretion of the Board, each option may become fully and immediately exercisable. ISOs are not transferable other than by will or the laws of descent and distribution. Options may be exercised during the holder's lifetime only by the holder, his or her guardian or legal representative.

         Options granted pursuant to the Option Plan may be designated as ISOs, with the attendant tax benefits provided under Section 421 and 422A of the Internal Revenue Code of 1986. Accordingly, the Option Plan provides that the aggregate fair market value (determined at the time an ISO is granted) of the Common Stock subject to ISOs exercisable for the first time by an employee during any calendar year (under all plans of the Corporation and its subsidiaries) may not exceed $100,000. The Board may modify, suspend or terminate the Option Plan; provided, however, that certain material modifications affecting the Option Plan must be approved by the stockholders, and any change in the Option Plan that may adversely affect an optionee's rights under an option previously granted under the Option Plan requires the consent of the optionee.

1994 401(k) Employee Stock Option Plan ("ESOP")

         In May 1994, the Corporation adopted corporate resolutions approving a 401(k) Employee Stock Ownership Plan (the "Plan") which Plan covers substantially all employees of the Corporation. The Plan was filed on July 14, 1995 with the Internal Revenue Service, which Plan includes provisions for both an Employee Stock Ownership Plan ("ESOP") and a 401(k) Plan. The ESOP will allow only contributions by the Corporation, which can be made annually at the discretion of the Corporation's Board of Directors. The ESOP has been designed to invest primarily in the Common Stock. The 401(k) portion of the Plan will be contributed to by the employees of the Corporation through payroll deductions. The Corporation does not intend to match contributions to the 401(k). Contributions to the ESOP may result in an expense, resulting in a reduction in earnings, and may dilute the ownership interest of persons who currently own securities of the Corporation. On January 26, 1995, Messrs. Brady and Davidson and Atoys contributed an aggregate of 40,000 shares of the Common Stock to the Plan.

Certain Relationships and Related Transactions

         From October 1996 to January 1997, Europe American Capital Corporation ("EACC"), an affiliate of the Ilan Arbel, a director of the Company, has exercised its option to purchase shares of the Company's Series E Preferred Stock, whereby EACC has purchased 1,300,000 shares for $1,300,000. The proceeds of the funds received for such investment enabled the Company to acquire the assets of Toys International and finance the opening of the Company's new store in _________, California, in addition to financing the Company's owrking capital needs.

         In February 1996, pursuant to the terms of the Congress Financing, EACC delivered to Congress a $2,000,000 letter of credit. EACC is an affiliate of Ilan Arbel, the Corporation's Chairman of the Board. The Congress Financing is also guaranteed by Atoys, the majority stockholder of the Corporation. As compensation for the issuance of the L/C the Corporation granted to EACC options, subject to stockholder approval, (i) to purchase up to an aggregate of 1,250,000 shares of Common Stock of a purchase price of 25% of the closing bid price for the Common Stock on the last business day prior to exercise, for a period of six months from issuance and (ii) to purchase up to an aggregate of 20,000,000 shares of the Corporation's preferred stock, designated as the "Series E Preferred Stock".

         In February 1996, the Welker Trust gave notice to the Corporation to put the remaining 122,368 shares of its Series B Preferred Stock to the Corporation as well as accrued dividends thereon, aggregating $9,152.88. Pursuant to an oral agreement between the Company and the Welker Trust, the Company shall redeem all 122,368 shares plus accrued interest thereon, pursuant to a payment schedule. The Company shall pay $43,840.30 to the Welker Trust on each of March 1, 1996, April 1, 1996 and May 1, 1996. See "Proposal III."

         On January 30, 1996, pursuant to the requirements of the Loan Agreement with Congress, Atoys, the majority stockholder of the Corporation, converted all $1,400,000 of debt owed by the Corporation into equity. In exchange for the debt, Atoys agreed to receive from the Corporation one share of preferred stock, with the right to vote elect 2/3 of the Corporation's board of directors, upon receipt of stockholder approval. The conversion of debt into equity increases the Corporation's stockholders' equity and reduces total liabilities, thereby reducing the Corporation's debt to equity ratio.

     On October 18, 1995, prior to the Congress Financing, the Corporation entered into the LOC Agreement with EACC, pursuant to which EACC agreed to provide to Imperial Bank a letter of credit terminating April 16, 1996, in the amount of $2,000,000 to Imperial Bank. Upon the consummation of the Congress Financing the Imperial Bank line of credit was repaid and terminated. See "Recent Developments."


                              FINANCIAL INFORMATION

         ENCLOSED HEREIN ARE THE AUDITED FINANCIAL STATEMENTS OF THE COMPANY FOR THE YEAR ENDED MARCH 31, 1996 AND THE UNAUDITED FINANCIAL STATEMENTS OF THE COMPANY FOR THE NINE MONTHS ENDED DECEMBER 31, 1996. A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED MARCH 31, 1996 AND THE QUARTERLY REPORT ON FORM 10-QSB FOR THE QUARTER ENDED DECEMBER 31, 1995, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT THE ACCOMPANYING EXHIBITS TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST THEREFOR SENT TO ANGELA BURNETT, SECRETARY, PLAY CO. TOYS, 550 RANCHEROS DRIVE, SAN MARCOS, CA 92069. EACH SUCH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT AS OF DECEMBER 27, 1996 THE PERSON MAKING THE REQUEST WAS THE BENEFICIAL OWNER OF SHARES OF THE CORPORATION'S COMMON STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS.

                               II. OTHER BUSINESS

     As of the date of this proxy statement, the only business which the Board of Directors intends to present, and knows that others will present, at the Annual Meeting is that herein above set forth. If any other matter or matters are properly brought before the Annual Meeting, or any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

Stockholder Proposals

          Proposals of stockholders intended to be presented at the Corporation's 1997 Annual Meeting of Stockholders must be received by the Corporation on or prior to _____________, 1997 to be eligible for inclusion in the Corporation's proxy statement and form of proxy to be used in connection with the 1997 Annual Meeting of Stockholders.

                                             By Order of the Board of Directors,


                                                                  Angela Burnett
                                                                       Secretary
February 11, 1997

          WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE
COMPLETE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.NO POSTAGE IS REQUIRED IF IT IS MAILED IN THE UNITED STATES OF AMERICA.